UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

______________________

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event Reported): May 24, 2021

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CDK GLOBAL, INC.

(Exact Name of Registrant as Specified in Charter)

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Delaware	1-36486	46-5743146
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1950 Hassell Road, Hoffman Estates, IL 60169

(Address of Principal Executive Offices) (Zip Code)

(847) 397-1700

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 Par Value	CDK	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On May 24, 2021 (the “Closing Date”), CDK Global, Inc. (the “Company”) entered into a Revolving Credit Agreement providing for a senior unsecured revolving credit facility (the “Revolving Credit Agreement”), among the Company, the lenders party thereto, and Bank of America, N.A., as Administrative Agent.

Revolving Credit Agreement

The Revolving Credit Agreement provides the Company with up to $750 million of borrowing capacity and includes a sub-limit of up to $100 million for loans denominated in euro, sterling and, if approved by the revolving lenders, other currencies. In addition, the Revolving Credit Agreement contains an accordion feature that will allow the Company to increase the available borrowing capacity under the facility up to $250 million, subject to the agreement of lenders under the facility or other financial institutions that become lenders to extend commitments as part of the increased revolving facility. The loans under the Revolving Credit Agreement will mature on the fifth anniversary of the Closing Date, subject to up to two one-year extensions if lenders holding a majority of the revolving commitments approve such extension.

Borrowings under the Revolving Credit Agreement are available for general corporate purposes. The loans under the Revolving Credit Agreement are unsecured and bear interest, at the Company’s option, at (a) the Term Rate (as defined in the Revolving Credit Agreement) plus margins varying from 1.250 percent to 2.250 percent per annum based on the Company’s Ratings (as defined in the Revolving Credit Agreement), or (b) solely in the case of U.S. dollar loans, (i) the highest of (A) a rate equal to the average of the overnight federal funds rate with a maturity of one day plus a margin of 0.50 percent per annum, (B) the prime rate of Bank of America, N.A. and (C) the rate at which dollar deposits are offered in the London interbank market for a one-month interest period plus 1.00 percent, plus (ii) margins varying from 0.250 percent to 1.250 percent per annum based on the Ratings. The unused portion of the commitments available  under the Revolving Credit Agreement are subject to commitment fees ranging from 0.150 percent to 0.350 percent per annum based on the Ratings.

Restrictive Covenants and Other Matters

The Revolving Credit Agreement contains various covenants and restrictive provisions that limit the ability of the Company’s subsidiaries to incur additional indebtedness; the ability of the Company to consolidate or merge with other entities; and the ability of the Company and its subsidiaries to incur liens, to enter into sale and leaseback transactions and to enter into agreements restricting the ability of the Company’s subsidiaries to pay dividends. If the Company fails to perform its obligations under these and other covenants, the revolving credit commitment could be terminated and any outstanding borrowings, together with accrued interest, under the Revolving Credit Agreement could be declared immediately due and payable. The Revolving Credit Agreement also has, in addition to customary events of default, an event of default triggered by the acceleration of the maturity of any other indebtedness the Company may have in an aggregate principal amount in excess of $75 million.

The Revolving Credit Agreement also contains financial covenants that provide that (A) the ratio of the Company’s total consolidated indebtedness to consolidated EBITDA shall not exceed 3.75 to 1.00 (provided, that, upon the occurrence of a Qualified Acquisition (as defined in the Revolving Credit Agreement), for each of the four consecutive fiscal quarters of the Company immediately following such Qualified Acquisition (including the fiscal quarter in which such Qualified Acquisition was consummated) the ratio set forth above will be increased to 4.25 to 1.00 ) and (B) the ratio of the Company’s consolidated EBITDA to consolidated interest expense shall not be less than 3.00 to 1.00.

The foregoing descriptions of the Revolving Credit Agreement do not purport to be complete and are subject to, and qualified in entirety by reference to the full text of the Revolving Credit Agreement, a copy of which are filed as Exhibit 10.1, hereto and is incorporated by reference herein.

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Item 1.02.	Termination of a Material Definitive Agreement.

On May 24, 2021, in connection with entering into the Revolving Credit Agreement as described above, the Company terminated the commitments under and voluntarily paid off all of the accrued commitment fees, using cash on hand, with respect to the Revolving Credit Agreement, dated as of August 17, 2018, among the Company, the borrowing subsidiaries from time to time party thereto, the lenders from time to time party thereto, and Bank of America, N.A. (the “2018 Credit Agreement”). No amounts remain outstanding under the 2018 Credit Agreement, which was terminated as of the Closing Date.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under “Item 1.01 Entry into a Material Definitive Agreement” above is incorporated into this section by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description of Exhibit
10.1	Revolving Credit Agreement dated May 24, 2021
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 25, 2021	CDK GLOBAL, INC.

	By:	/s/ Eric J. Guerin
Eric J. Guerin
Executive Vice President, Chief Financial Officer

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